ASSETMARK ADDENDUM TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

This Addendum (the “Addendum”) to the Fund Administration Servicing Agreement dated January 30, 2018, (the “Agreement”) is entered into by and between GPS Funds I, GPS Fund II, Savos Investment Trust (together the “Companies”) and U.S. Bancorp Fund Services, LLC (“USBFS”).

WHEREAS, the Company and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission (“SEC”) derivatives compliance services and consequential fees associated with complying with the requirements of the Investment Company Derivatives Risk Management Program rule adopted by the SEC on October 28, 2020 (the “Rule”), including providing access to a third‐party web platform for various compliance and reporting functions;

WHEREAS, the Company and USBFS previously entered into an addendum with respect to the subject matter hereof dated April 27, 2022 (the “Prior Addendum”), which Prior Addendum incorrectly stated the fees;

WHEREAS, the Company and USBFS desire to replace the Prior Addendum with this Addendum;
and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.The Company shall pay the following additional fees associated with complying with the requirements of the Rule, including the access to the third‐party web platform:

Offering	Price per Fund per Month
Limited Derivatives User	$[..,]
Full Derivatives User (no OTC derivatives)	$[...]
Full Derivative User (with 1‐5 OTC derivatives)	$[...]
Full Derivative User (with 5 or more OTC derivatives)	$[...]

The fees will commence on the date the Company begins accessing the third‐party web platform; and

2.USBFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and Company access to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule. In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the Confluence Data (including expressly disclaiming all warranties). The

Company further agrees that Confluence shall be a third‐party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

3.This Addendum shall supersede and replace the Prior Addendum, which Prior Addendum shall have no further force or effect.

4.Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.

5.This Addendum may be terminated by either party subject to the termination provisions of the Agreement.

6.In the event of termination of this Addendum, Company shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.

7.Company assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for failure to properly access the Platform in the manner prescribed by USBFS, and for the Company’s failure to supply accurate and complete information to USBFS.

8.Company must provide USBFS with such information as is requested by USBFS or Confluence to assist in developing the Confluence Data needed for Company’s obligations under the Rule. Company must provide USBFS with such information as is necessary for USBFS to provide Company with access to the Platform.

9.The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

GPS FUNDS I		GPS FUNDS II
By:	/s/ Patrick Young	By:	/s/ Patrick Young
Name:	Patrick Young	Name:	Patrick Young
Tittle:	Treasurer	Tittle:	Treasurer
Date:	6/03/2022	Date:	6/03/2022

SAVOS INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Patrick Young	By:	/s/ Jason Hadler
Name:	Patrick Young	Name:	Jason Hadler
Tittle:	Treasurer	Tittle:	SVP
Date:	6/03/2022	Date:	6/07/2022

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